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CORNELL COMPANIES, INC.

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Cornell Companies, Inc. People Changing People

February 16, 2005

IMPORTANT DEVELOPMENTS REGARDING YOUR INVESTMENT

IN CORNELL COMPANIES, INC.

Dear Cornell Shareholder:

Over the past several months, your board and management team have worked diligently towards making your company the nation's premier provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. We have recently taken a number of significant steps that we believe will solidify our position as a leader in the corrections industry and also enhance value for all of our shareholders.

We thought it would be helpful to take a moment to share with you some of the highlights of these recent activities. We look forward to meeting the challenges that are inherent in our ambitious plans for Cornell and hope that all of our investors share in our enthusiasm for the future of our company.

CHANGES IN LEADERSHIP AT CORNELL

We would first like to introduce our new Chairman and Chief Executive Officer, James E. Hyman. After your board conducted a thorough search process, James was named CEO and appointed to our board in January. Most recently, James was also named Chairman of the Board. His appointment follows the decision of Harry J. Phillips to step down as Chairman, while remaining a director of Cornell. James brings to our company a depth and breadth of experience that make him a valuable leader for our company during this dynamic period in our history. With solid expertise in helping companies turn their operations around and more than twenty years of experience in operations, finance, process management and mergers and acquisitions at such companies as General Electric, Starwood and McKinsey & Company, James has demonstrated a gift for leadership and unparalleled business acumen. We believe that his proven talents will be well suited to improving our company and enhancing shareholder value as he leads the execution of our strategic business plan.

We have also appointed John Nieser as Chief Financial Officer. John joined Cornell in April 2004 as Treasurer and has served as acting CFO since this past August. Prior to joining Cornell, John served as Senior Vice President, Chief Financial Officer and Treasurer of Guardian Savings and Loan Association and as controller for a number of organizations including GE Aero Energy Products, in the Power Systems Division of General Electric. He is a CPA and graduated with honors from the University of Houston with a BBA in accounting.

Cornell Companies, Inc. • 1700 West Loop South, Suite 1500 • Houston, Texas 77027
713-623-0790 • Fax 713-623-2853 • www.cornellcompanies.com

In January, we also announced the appointment of our newest board member, Dr. Isabella C.M. Cunningham. Dr. Cunningham is the Sharpe Centennial Professor in Communication at the University of Texas, and brings to Cornell extensive experience in communications, marketing, and law. In addition, Dr. Cunningham has also contributed much of her time to corporate and community service, with an emphasis on the criminal justice field. This unique combination of business experience, intellectual aptitude and community service bolsters our belief that Dr. Cunningham will bring to your board a fresh perspective as we pursue our goals of responsible corporate governance and citizenship.

A STRATEGIC ACQUISITION

In addition to our new board and executive team members, we recently signed a definitive merger agreement with Correctional Systems Inc., a San Diego based provider of privatized jail, community corrections and alternative sentencing services. We expect to close the CSI deal in the second quarter of 2005.

CSI brings to Cornell an additional 17 facilities with 986 corrections beds, an expanded national footprint with a presence in Kansas, and increased contract diversification with alternatives to incarceration services including electronic monitoring, day reporting, counseling and drug testing services. We estimate the CSI transaction will generate annualized revenue of approximately $16 million in the first full year of operations and to be immediately accretive to Cornell's 2005 earnings.

PURSUING OPPORTUNITIES

This acquisition came after a year and a half of fully assessing the opportunities for increasing shareholder value either through core operations growth, through acquisitions or through several potential combinations that were studied in depth. While no alternatives have been identified that we believe fairly value the Company's prospects and justify a sale or merger, we continue to explore strategic alternatives that can benefit our shareholders.

Your board and management team understand that for some, enthusiasm for Cornell's future is tempered by their investment's past performance. Yet as we look to our new leadership and our vision for Cornell's future we believe that many shareholders will agree that we are on the right track to becoming the gold standard in our industry.

We will continue to evaluate current business operations and possible future opportunities. We will promptly inform you of any important developments affecting your investment in Cornell. At all times, we will work in the best interests of ALL shareholders.

RESPONDING TO CHALLENGES

Your board has recently been advised that a dissident shareholder intends to nominate its own slate of directors at our next annual shareholder meeting. While we regret that a shareholder would feel it necessary to take such a drastic measure, we understand the frustration that can result when an investment goal is not realized. However, we also believe that a board is obliged to listen to the voice of all its shareholders, to engage in constructive dialogue with its shareholders and to avoid mutually destructive proxy contests with dissident shareholders whenever possible.

We will send you later this Spring the Cornell proxy materials that will include important information related to the election of directors and other matters to be voted on at the 2005 annual meeting of shareholders. We urge you to take no action before you have reviewed these materials carefully.

In the coming months, we hope that Cornell's vibrant strategy and new leadership will be recognized by our industry and in the market and that as a result, you, our shareholders, will be the primary beneficiary of our anticipated success.

Sincerely,

Your Board of Directors

James E. Hyman, Chairman

Anthony R. Chase

Isabella C.M. Cunningham

Harry J. Phillips, Jr.

D. Stephen Slack

Tucker Taylor

Robert F. Vagt

Marcus A. Watts

Proxy Materials

The Company has not yet set a date for its 2005 Annual Meeting of Shareholders, and you are not being asked to give any proxies or take any other action with respect to the meeting at this time. The Company will be filing a proxy statement concerning the solicitation of proxies by the Board of Directors in connection with the election of directors and other issues to be decided at the 2005 Annual Meeting of Shareholders later this spring. As required by the Securities and Exchange Commission ("SEC"), you are urged to read the proxy statement when it becomes available because it will contain important information. After it is filed with the SEC, you will be able to obtain the proxy statement free of charge at the SEC's website (www.sec.gov). A proxy statement will also be made available for free to any shareholder of the Company who makes a request to Paul Doucette, Vice President-Shareholder Relations, at (713) 623-0790 or 1700 West Loop South, Suite 1500, Houston, Texas 77027.

Information Concerning Participants

Under the rules of the SEC, this letter may be deemed to be a solicitation by the Company. Under applicable SEC rules, the following individuals, all of whom are directors of the Company, may be deemed to be participants in the solicitation of proxies on behalf of the Company: James E. Hyman (Chairman of the Board of Directors and Chief Executive Officer of the Company), Anthony R. Chase (Chairman and Chief Executive Officer of ChaseCom Limited Partnership, a communications company), Dr. Isabella C.M. Cunningham (Sharpe Centennial Professor in Communication at the University of Texas), Harry J. Phillips, Jr. (President of Timberlake Interests, Inc and Philips Investments, Inc.), D. Stephen Slack (President and Chief Executive Officer of South Bay Resources, L.L.C., an energy exploration company), Tucker Taylor (President of CBCA, Inc., a company that administers health benefits for self-insured employers), Robert F. Vagt (President of Davidson College), and Marcus A. Watts (partner in the law firm of Locke Liddell & Sapp LLP).

At February 15, 2005, each of the directors may be deemed to be the owner of the number of shares of the Company's common stock listed after his or her name: Hyman -0; Chase- 6,986; Cunningham - 0, Phillips -90,000; Slack-19,846;Taylor- 26,266; Vagt - 3,000; and Watts - 17,524.